As filed with the Securities and Exchange Commission on April 4, 2011
Registration No. 333-163346

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SOTERA DEFENSE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-4477465
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1501 Farm Credit Drive, Suite 2300
McLean, Virginia	22102-5011
(Address of principal executive offices)	(Zip Code)
2009 Performance Incentive Plan
(Full title of the plan)

John Hillen	Copy to:
Chief Executive Officer	Jeffrey B. Grill, Esq.
Global Defense Technology & Systems, Inc.	Pillsbury Winthrop Shaw Pittman LLP
1501 Farm Credit Drive, Suite 2300	2300 N Street, NW
McLean, Virginia 22102-5011	Washington, DC
(703) 738-2840	(202) 663-8000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
This Post-Effective Amendment No. 1 relates to the Registration Statement on form S-8 (Registration No. 333-163346) (the “Registration Statement”) of Sotera Defense Solutions, Inc., formerly known as Global Defense Technology & Systems, Inc. (the “Company”).
The Company, Sentinel Acquisition Holdings Inc., a Delaware corporation (“Parent”), and Sentinel Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of March 2, 2011, pursuant to which, among other things, Merger Sub would merge with and into the Company (the “Merger”), the Company would become a wholly owned subsidiary of Parent and all outstanding shares of the common stock of the Company, par value $0.01 per share (the “Shares”), other than Shares held by Parent, Merger Sub or the Company and Shares held by stockholders of the Company who validly exercise appraisal rights under Delaware law, would be converted into the right to receive $24.25 in cash. The Merger became effective on April 4, 2011 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger in the State of Delaware.
As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on April 4, 2011.

Sotera Defense Solutions, Inc.
By:	/s/ John Hillen
John Hillen
Chief Executive Officer